PRINCIPAL FUNDS, INC.
AMENDED & RESTATED
SUB-ADVISORY AGREEMENT

AGREEMENT executed as of March 31, 2016, by and between
PRINCIPAL MANAGEMENT CORPORATION (hereinafter called
the "Manager"), and COLUMBUS CIRCLE INVESTORS
(hereinafter called the "Sub-Advisor").
W I T N E S S E T H:
	WHEREAS, the Manager is the manager and investment
adviser to each Series of Principal Funds, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");
and
	WHEREAS, the Manager desires to retain the Sub-Advisor
to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and
	WHEREAS, The Manager has furnished the Sub-Advisor
with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:
(a)	Management Agreement (the "Management Agreement")
with the Fund
(b)	The Fund's registration statement and financial statements
as filed with the Securities and Exchange Commission (the
"SEC");
(c)	The Fund's Articles of Incorporation and By-laws
(d)	Policies, procedures or instructions adopted or approved
by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.
	NOW, THEREFORE, in consideration of the premises and
the terms and conditions hereinafter set forth, the parties agree as follows:
1.	Appointment of Sub-Advisor
In accordance with and subject to the Management
Agreement, the Manager hereby appoints the Sub-Advisor
to perform the services described in Section 2 below for
investment and reinvestment of such portion of the assets
of each Series as may be allocated to the Sub-Advisor by
the Manager, from time to time (the "Allocated Assets"),
subject to the control and direction of the Manager and the
Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter
set forth for the compensation herein provided. The
Sub-Advisor shall for all purposes herein be deemed to be
an independent contractor and shall, except as expressly
provided or authorized, have no authority to act for or
represent the Fund or the Manager in any way or
otherwise be deemed an agent of the Fund or the
Manager.
2.	Obligations of and Services to be Provided by the Sub-
Advisor
       The Sub-Advisor will:
(a)	Provide investment advisory services, including but
not limited to research, advice and supervision for
the Allocated Assets of each Series.
(b)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such
Board), and revise from time to time as conditions
require, a recommended investment program for
each Series consistent with each Series' respective
investment objective(s) and policies and any
specific criteria applicable to the Allocated Assets.
(c)	Implement the approved investment program for
the Allocated Assets by placing orders for the
purchase and sale of securities without prior
consultation with the Manager and without regard
to the length of time the securities have been held,
the resulting rate of portfolio turnover or any tax
considerations, subject always to the provisions of
the Fund's registration statement, Articles of
Incorporation and Bylaws and the requirements of
the 1940 Act, as each of the same shall be from
time to time in effect.
(d)	Advise and assist the officers of the Fund, as
reasonably requested by the officers, in taking such
steps as are necessary or appropriate to carry out
the decisions of its Board of Directors, and any
appropriate committees of such Board, regarding
the general conduct of the investment business of
each Series.
(e)	Maintain, in connection with the Sub-Advisor's
investment advisory services provided to the
Allocated Assets, compliance with the 1940 Act and
the regulations adopted by the SEC thereunder and
the Series' investment strategies and restrictions as
stated in the Fund's prospectus and statement of
additional information and any specific criteria
applicable to the Allocated Assets.
(f)	Report to the Board of Directors of the Fund at
such times and in such detail as the Board of
Directors may reasonably deem appropriate in
order to enable it to determine that the investment
policies, procedures and approved investment
program of each Series (and any specific criteria
applicable to the Allocated Assets) are being
observed.
(g)	Upon reasonable request, provide assistance and
recommendations for the determination of the fair
value of certain securities when reliable market
quotations are not readily available for purposes of
calculating net asset value in accordance with
procedures and methods established by the Fund's
Board of Directors.
(h)	Furnish, at its own expense, (i) all necessary
investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series.

(i)	Open accounts with Foreign Account Tax
Compliance Act compliant broker-dealers and
futures commission merchants ("broker-dealers"),
select broker-dealers to effect all transactions for
each Series, place all necessary orders with
broker-dealers or issuers (including affiliated
broker-dealers), and negotiate commissions, if
applicable. To the extent consistent with applicable
law, purchase or sell orders for each Series may be
aggregated with contemporaneous purchase or sell
orders of other clients of the Sub-Advisor. In such
event allocation of securities so sold or purchased,
as well as the expenses incurred in the transaction,
will be made by the Sub-Advisor in the manner the
Sub-Advisor considers to be the most equitable and
consistent with its fiduciary obligations to the Fund
and to other clients. The Sub-Advisor will report on
such allocations at the request of the Manager, the
Fund or the Fund's Board of Directors providing
such information as the number of aggregated
trades to which each Series was a party, the
broker-dealers to whom such trades were directed
and the basis for the allocation for the aggregated
trades. The Sub-Advisor shall use its best efforts to
obtain execution of transactions for each Series at
prices which are advantageous to the Series and at
commission rates that are reasonable in relation to
the benefits received. However, the Sub-Advisor
may select brokers or dealers on the basis that they
provide brokerage, research or other services or
products to the Sub-Advisor. To the extent
consistent with applicable law, the Sub-Advisor
may pay a broker or dealer an amount of
commission for effecting a securities transaction in
excess of the amount of commission or dealer
spread another broker or dealer would have
charged for effecting that transaction if the Sub-
Advisor determines in good faith that such amount
of commission is reasonable in relation to the value
of the brokerage and research products and/or
services provided by such broker or dealer. This
determination, with respect to brokerage and
research products and/or services, may be viewed
in terms of either that particular transaction or the
overall responsibilities which the Sub-Advisor and
its affiliates have with respect to each Series as
well as to accounts over which they exercise
investment discretion. Not all such services or
products need be used by the Sub-Advisor in
managing the Allocated Assets. In addition, joint
repurchase or other accounts may not be utilized
by the Series except to the extent permitted under
any exemptive order obtained by the Sub-Advisor
provided that all conditions of such order are
complied with.
(j)	Maintain all accounts, books and records with
respect to the Allocated Assets as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisers Act of 1940, as amended (the "Advisers
Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or the Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for each Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager. The
Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to a Series.

(k)	Observe and comply with Rule 17j-1 under the
1940 Act and the Sub-Advisor's Code of Ethics
adopted pursuant to that Rule as the same may be
amended from time to time. The Manager
acknowledges receipt of a copy of the Sub-
Advisor's current Code of Ethics. The Sub-Advisor
shall promptly forward to the Manager a copy of
any material amendment to the Sub-Advisor's Code
of Ethics along with certification that the Sub-
Advisor has implemented procedures for
administering the Sub-Advisor's Code of Ethics.
(l)	From time to time as the Manager or the Fund may
reasonably request, furnish the requesting party
reports on portfolio transactions and reports on
investments held by a Series, all in such detail as
the Manager or the Fund may reasonably request.
The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of
Directors at the Fund's principal place of business
on reasonable notice to review the investments of a
Series.
(m)	Provide such information as is customarily provided
by a sub-advisor, or as may be required or
reasonably requested by the Manager, for the Fund
or the Manager to comply with their respective
obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Advisers
Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and
any rule or regulation thereunder. Such information includes, but is not limited to: the Sub-Advisor's compliance manual and policies and procedures adopted to comply with Rule 206(4)-7 of the
Advisers Act; the Sub-Advisor's most recent annual compliance report or a detailed summary of such report; timely and complete responses to all
Quarterly Compliance Questionnaires (including the identification of any material compliance maters and a copy of any material changes to the Sub-
Advisor's Rule 206(4)-7 compliance policies and
procedures, marked to show changes along with a
written summary of the purpose of each such
change); Annual Proxy Voting Questionnaires;
Annual Best Execution and Soft Dollar
Questionnaires, and responses to all other requests
from the Manager.  The Sub-Advisor agrees to
make available for the Manager's review all
deficiency letters issued by the SEC together with
all responses given by Sub-Advisor; such letters
and responses to be reviewed onsite at Sub-
Advisor's principal place of business upon
reasonable notice. The Sub-Advisor will advise the
Manager of any material changes in the Sub-
Advisor's ownership within a reasonable time after
any such change.
(n)	Vote proxies received on behalf of each Series
(with respect to the portion thereof allocated to the Sub-Advisor) in a manner consistent with the Sub-
Advisor's proxy voting policies and procedures and
provide a record of votes cast containing all of the
voting information required by Form N-PX in an
electronic format to enable the Series to file Form
N-PX as required by SEC rule.
(o)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting securities held by each Series (with respect to the portion thereof allocated to the Sub-Advisor) and complete and file notices of claims in connection with class action lawsuits concerning securities owned by the Fund (with respect to the portion of each Series thereof allocated to the Sub-Advisor).

(p)	Cooperate with the Manager in its performance of
quarterly and annual tax compliance tests to
monitor the Series' compliance with Subchapter M
of the Code and Section 817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with the
requirements imposed by the Code, the Sub-
Advisor, in consultation with the Manager and its
tax advisors, will take prompt action to bring the
Series back into compliance with the time permitted
under the Code.
3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.
4.	Compensation
As full compensation for all services rendered and
obligations assumed by the Sub-Advisor hereunder with
respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.
5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any
error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of,
or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates. Notwithstanding anything to the contrary herein, the Sub Advisor will not be liable for errors that were outside of its control including errors by unaffiliated third party broker dealers or clearing agents.
6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade
Error(s) regardless of materiality promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss directly or actually suffered by the Manager or the Fund resulting from Trade Errors due to negligence, willful misfeasance, or disregard of duties of the Sub Advisor specified in the Investment Guidelines or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.
For purposes under this Section 6, "Trade Errors" are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold;
(ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing. Notwithstanding anything to the contrary herein, the Sub Advisor will not be liable for errors that were outside of its control including errors by unaffiliated third party broker dealers or clearing agents.

7.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other
persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub-Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund; provided, however, that entry into any such arrangements shall not relieve the Sub-Advisor of any of its obligations under this Agreement.
8.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request
or require pursuant to applicable laws and regulations.
9.	Duration and Termination of This Agreement
No amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance
Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.
If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.
This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days' written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this
Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.

10.	Amendment of this Agreement
No material amendment of this Agreement shall be
effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the 1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on
such approval.
11.	Additional Series
In the event the Manager wishes to appoint the Sub-
Advisor to perform the services described in this
Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement and Sub-Advisor accepts such appointment, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act
and the amendment of Appendices A and B hereto.
12.	General Provisions
(a)	Each party agrees to perform such further acts and
execute such further documents as are necessary
to effectuate the purposes hereof. This Agreement
shall be construed and enforced in accordance with
and governed by the laws of the State of Iowa. The
captions in this Agreement are included for
convenience only and in no way define or delimit
any of the provisions hereof or otherwise affect
their construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage
pre-paid to the other party at such address as such
other party may designate for the receipt of such
notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des
Moines, Iowa 50392-0200. The address of the Sub-
Advisor for this purpose shall be Columbus Circle
Investors, Metro Center, One Station Place,
Stamford CT 06902.
(c)	The Sub-Advisor will promptly notify the Manager in
writing of the occurrence of any of the following
events:
1.	the Sub-Advisor fails to be registered as an
investment adviser under the Advisers Act or
under the laws of any jurisdiction in which the
Sub-Advisor is required to be registered as an
investment advisor in order to perform its
obligations under this Agreement.
2.	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the
affairs of a Series.
3.	the Sub-Advisor becomes aware of any
pending or threatened action, suit, proceeding, inquiry or investigation that is reasonably likely to result in a conviction, order, judgment or decree issued with respect to it or any affiliate that could reasonably be expected to result in the Sub-Advisor becoming ineligible to serve as an investment adviser of a registered investment company under the 1940 Act.

4.	the Sub-Advisor becomes aware of a
transaction or series of transactions that is
reasonably likely to result in a change in the
management or control of the Sub-Advisor or a
controlling person thereof or otherwise in the
assignment (as defined in the 1940 Act) of this
Agreement by the Sub-Advisor.
(d)	The Manager shall provide (or cause the Series
custodian to provide) timely information to the Sub-
Advisor regarding such matters as the composition
of the assets of a Series, cash requirements and
cash available for investment in a Series, and all
other reasonable information as may be necessary
for the Sub-Advisor to perform its duties and
responsibilities hereunder.
(e)	The Manager shall make available all offering,
regulatory and financial information related to a
Series on Manager's website:
www.principalfunds.com and will advise Sub-
Advisor promptly whenever amendments or
changes to such documents have been made and
posted to such website.
(f)	The Sub-Advisor represents that it will not enter
into any agreement, oral or written, or other
understanding under which the Fund directs or is
expected to direct portfolio securities transactions,
or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund
shares or shares issued by any other registered
investment company. The Sub-Advisor further
represents that it is contrary to the Sub-Advisor's
policies to permit those who select brokers or
dealers for execution of Fund portfolio securities transactions to take into account the broker's or dealer's promotion or sale of Fund shares or shares
issued by any other registered investment
company.
(g)	The Sub-Advisor acknowledges that the Series is
relying on the exclusion from the definition of
"commodity pool operator" under Section 4.5 of the
General Regulations under the Commodity
Exchange Act ("Rule 4.5"). The Sub-Advisor will not
exceed the de minimis trading limits set forth in
Rule 4.5(c)(2) unless otherwise agreed to in writing.
(h)	The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer to its relationship with
the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager
(i)	This Agreement contains the entire understanding
and agreement of the parties.

       IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By /s/ Michael J. Beer
Michael J. Beer
President and Chief Executive Officer


By /s/ Adam U. Shaikh
Adam U. Shaikh
Counsel


COLUMBUS CIRCLE INVESTORS

By /s/ Frank A. Cuttita
Frank A. Cuttita
Senior Managing Director
Chief Administrative Officer

APPENDIX A
CCI shall serve as investment sub-adviser for each Series identified below. The Manager will pay CCI, as full compensation for all services provided under this Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Series' net assets managed by CCI as of the first day of each month allocated to CCI's management. With respect to the SmallCap Growth Fund III Series, cash and cash equivalents shall be included in the Series net assets calculation up to a maximum of 1.00% of the Series net assets. If the Manager requests the Sub-Advisor to raise cash in the Series portfolio in excess of 1.00% of the Series net assets for the purpose of funding redemptions from the Series, such amount requested shall be included in the Series net assets calculation.
In calculating the fee for a series included in the Table A and Table B, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life
Insurance Company to which CCI provides investment advisory services and which have the same investment mandate (e.g. LargeCap Growth)
as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.
If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.
TABLE A
Fund Net Assets Managed by CCI
Fund
First $50
million
Next $50
million
Next $100
million
Next $200
million
Next $350
million
Next $750
million
Next $500
million
Next $2.5
billion
Over $4.5
billion
LargeCap Growth
0.2643%
0.2448%
0.2154%
0.1762%
0.1273%
0.0881%
0.0587%
0.2448%
0.1664%

TABLE B

Fund Net Assets Managed by CCI






Fund
First $25
million
Next $75
million
Next $100
million
Next $100
million
Over $300
million
MidCap Growth
0.3916%
0.3133%
0.2643%
0.2252%
0.3427%

TABLE C
Fund Net Assets Managed by CCI
Fund
All Assets
SmallCap Growth III
0.50%

TABLE D
Fund Net Assets Managed by CCI
Fund
First $250 million
Over $250 million
Multi-Manager Equity Long/Short
1.00%
0.90%


APPENDIX B
Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
LargeCap Growth Fund
01/05/2005
1 Year
MidCap Growth Fund
01/05/2005
1 Year
Multi-Manager Equity
Long/Short Fund
03/31/2016
2 Years
SmallCap Growth Fund I
05/04/2009
1 Year